Exhibit 3.3

 CERTIFICATE OF TRUST
 OF
MORGAN STANLEY SOLANA TRUST

THIS Certificate of Trust of Morgan Stanley Solana Trust (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1.            Name. The name of the statutory trust formed by this Certificate of Trust is Morgan Stanley Solana Trust.

2.            Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.            Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ James Grier
Name:	James Grier
Title:	Vice President